Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-126551 and No. 333-151903) and the registration statements on Form S-3 (No. 333-117022, No. 333-127857, No. 333-133824, No. 333-159376, No. 333-164177 and No. 333-165691) of our report dated March 10, 2011 with respect to our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2010 and 2009, and for the years then ended, and for the period from January 1, 2002 through December 31, 2010, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ J.H. COHN LLP
San Diego, California
March 10, 2011